Exhibit 1

Joint Filing Agreement

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of  Market  Vectors  Israel  ETF is being filed on behalf of each of us.

June 24, 2015

Psagot Investment House Ltd. /s/ Shlomo Pasha ——————————— By: Shlomo Pasha* Title: Senior Deputy C.E.O. C.F.O. /s/ Lilach Geva Harel ——————————— By: Lilach Geva Harel* Title: Deputy C.E.O

June 24, 2015

Psagot Exchange Traded Notes Ltd. /s/ Gil Shapira ——————————— By: Gil Shapira * Title: Chief Executive Officer /s/ Avital Shwartzman ——————————— By: Avital Shwartzman * Title: VP Business Development

* Signature duly authorized by resolution of the Board of Directors.